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                                  EXHIBIT 2.1
                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of August __, 1999, by and among Cubic Energy, Inc., a Texas corporation ("Cubic"), and Roseland Oil and Gas, Inc., an Oklahoma corporation ("Roseland").

     A. Roseland desires to merge with and into Cubic, and Cubic desires to merge with Roseland (the "Merger").

     B. The terms and conditions of Merger, the mode of carrying the Merger into effect, the manner and basis of canceling the shares of $.05 par value common stock of Roseland ("Roseland Common Stock"), the issuance of the shares of $.05 par value common stock of Cubic ("Cubic Common Stock"), and such other terms and provisions as the parties desire to be stated in this Agreement are set forth below.

     C. The current shareholders of Roseland shall be the only shareholders of Cubic immediately upon the completion of the Merger, and each such shareholder shall own the same percentage of Cubic Common Stock as such shareholder owned of Roseland Common Stock prior to the Merger.

     D. The Boards of Directors of Roseland and Cubic deem the Merger to be desirable and in the best interests of their respective corporations and shareholders, and a majority of the shareholders of each of Roseland and Cubic have approved the Merger.

     THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

                            ARTICLE I -- THE MERGER

     1.1 Merger. At the Effective Time (as defined in Section 1.2), Roseland shall be merged with and into Cubic, the separate existence of Roseland shall cease, and Cubic, as the surviving corporation (the "Surviving Corporation"), shall continue to exist by virtue of and shall be governed by the laws of the State of Texas, and the name of the Surviving Corporation shall be "Cubic Energy, Inc."

     1.2 Effective Time of Merger. The Articles of Merger (the "Articles of Merger") setting forth the information required by, and otherwise in compliance with, the Texas Business Corporation Act with respect to the Merger, shall be delivered for filing with the Secretary of State of the State of Texas. The Certificate of Merger (the "Oklahoma Certificate") setting forth the information required by, and otherwise in compliance with, the Oklahoma General Corporation Act with respect to the Merger, shall be delivered for filing with the Secretary of State of the State of Oklahoma. The Merger shall become effective on the day and at the time the Secretary of State of the State of Texas files such Articles of Merger (the time of such effectiveness is herein called the "Effective Time") and upon the filing with the Secretary of State of the State of Oklahoma of the Oklahoma Certificate. Notwithstanding the foregoing, either Roseland or Cubic, by action of its Board of Directors, may terminate this Agreement at any time prior to the earlier of (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas or
(ii) the filing of the Oklahoma Certificate with the Oklahoma Secretary of State.

     1.3 Effects of Merger. At the Effective Time, Cubic, without further action, as provided by the laws of the State of Oklahoma and the laws of the State of Texas, shall succeed to and possess all of the rights, privileges, powers, and franchises, of a public as well as of a private nature, of Roseland; and all property, real, personal and mixed, and all debts due on whatsoever account, including subscriptions to shares, and all and every other interest, of or belonging to or due to Roseland shall be deemed to be vested in Cubic without further act or deed; and the title to any real estate, or any interest therein, vested in Cubic or Roseland shall not revert or be in any way impaired by reason of the Merger. Such transfer to and vesting in Cubic shall be deemed to occur by operation of law, and no consent or approval of any other person shall be required in connection with any such transfer or vesting unless such consent or approval is specifically required in the event of merger or consolidation by law or

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express provision in any contract,  agreement, decree, order, or other instrument to which Cubic or Roseland is a party or by which either of them is bound. Cubic shall thenceforth be responsible and liable for all debts, liabilities, and duties of Roseland which may be enforced against Cubic to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it. Neither the rights of creditors nor any liens upon the property of Roseland and Cubic shall be impaired by the Merger.

     1.4 Articles of Incorporation. The Articles of Incorporation of Cubic before the merger shall be and remain the Articles of Incorporation of Cubic after the Effective Time, until the same shall thereafter be altered, amended, or repealed in accordance with law and Cubic's Articles of Incorporation.

     1.5 Bylaws. The Bylaws of Cubic as in effect at the Effective Time shall be and remain the Bylaws of Cubic, as the Surviving Corporation, until the same shall be altered, amended, or repealed in accordance with law, Cubic's Articles of Incorporation, or such Bylaws.

                   ARTICLE II -- EFFECT ON OUTSTANDING STOCK

     2.1 Cubic Common Stock. At the Effective Time, all of the shares of Cubic Common Stock that were outstanding immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled.

     2.2 Roseland Common Stock. At the Effective Time, each outstanding share of Roseland Common Stock shall, without any action on the part of the holders thereof, be deemed converted into and represent the same number of shares of Cubic Common Stock as each holder of Roseland Common Stock owned prior to the Merger.

     2.3 Surrender of Certificates of Roseland Common Stock. At the Effective Time, the certificate(s) representing Roseland Common Stock shall be deemed for all purposes to evidence shares of Cubic Common Stock.

                     ARTICLE III -- OFFICERS AND DIRECTORS

     3.1 Directors. At the Effective Time, each of the persons who was serving as a director of Cubic immediately prior to the Effective Time shall continue to be a director of Cubic, and shall serve in such capacity until the next annual meeting of shareholders of Cubic and until his successor is duly elected and qualified or, if earlier, until his death, resignation, or removal from office.

     3.2 Officers. At the Effective Time, each of the persons who was serving as an officer of Cubic immediately prior to the Effective Time shall continue to be an officer of Cubic and shall continue to serve in such capacity at the direction of the Board of Directors of Cubic or, if earlier, until their respective death or resignation.

                          ARTICLE IV -- MISCELLANEOUS

     4.1 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     4.2 Amendment. To the extent permitted by law, this Agreement may be amended or supplemented at any time and in any respect, to the extent such amendment or supplement relates to the Merger, by action taken by the Boards of Directors of Roseland and Cubic, if prior to the Effective Time, or by the Board of Directors of Cubic, if on or after the Effective Time.

     4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas with respect to all matters, except to the extent the laws of the State of Oklahoma apply to matters of corporate governance relating to Roseland.

     4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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     4.5 Service of Process. In accordance with Section 1082(D) of the  Oklahoma
General Corporation Act, Cubic agrees that it may be served with process in the State of Oklahoma in any proceeding for enforcement of any obligation of Roseland, as well as for enforcement of any obligation of Cubic arising from the merger or consolidation, including any suit or other proceeding to enforce the right of any shareholders as determined in appraisal proceedings pursuant to the provisions of Section 1091 of the Oklahoma General Corporation Act, and Cubic irrevocably appoints the Secretary of State as Cubic's agent to accept service of process in any suit or other proceedings and specifies 1720
Northwest Highway, Suite 320, Garland, Texas 75041 as the address to which a copy of process shall be mailed by the Oklahoma Secretary of State.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

CUBIC ENERGY, INC.,
a Texas corporation


By:
    -------------------------------
    Calvin A. Wallen III, President


ROSELAND OIL AND GAS, INC.,
an Oklahoma corporation


By:
    -------------------------------
    Calvin A. Wallen III, President

The undersigned secretary of Roseland Oil and Gas, Inc. hereby certifies that a majority of the outstanding stock of Roseland entitled to vote thereon has been voted for the adoption of this Agreement and the Merger.

ROSELAND OIL AND GAS, INC.,
an Oklahoma corporation


By:
    -------------------------------
    Jon S. Ross, Secretary







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